                                                                   EXHIBIT 12

                       ANHEUSER-BUSCH COMPANIES, INC.

                     RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company's ratio of earnings to fixed charges, on a consolidated basis for the periods indicated ($ in millions):

                                             Nine Months Ended
                                               September 30
                                          ----------------------
                                              2004       2003        2003         2002         2001         2000          1999
                                          ----------------------  ----------------------------------------------------------------
Earnings
--------
Consolidated pretax income                  $2,629.0   $2,469.7     $2,824.3     $2,623.6     $2,377.6     $2,179.9      $2,007.6

Dividends received from equity investees       179.0      160.6        169.2         46.7         25.8         23.9           2.9

Net interest capitalized                         4.9        3.2          3.3         10.8          1.0         (5.6)          9.8

Fixed charges                                  348.1      329.8        442.6        406.8        402.8        385.1         343.8
                                          ----------------------  ----------------------------------------------------------------
  Adjusted earnings                         $3,161.0   $2,963.3     $3,439.4     $3,087.9     $2,807.2     $2,583.3      $2,364.1
                                          ----------------------  ----------------------------------------------------------------


Fixed Charges
-------------
Interest expense                            $  314.8   $  299.7     $  401.5     $  368.7     $  361.2     $  348.2      $  307.8

Interest portion of rent expense 1/             29.3       26.6         36.3         34.1         37.9         33.2          32.2
                                 -

Amortization of deferred debt issuance
costs                                            4.0        3.5          4.8          4.0          3.7          3.7           3.8
                                          ----------------------  ----------------------------------------------------------------

  Total fixed charges                       $  348.1   $  329.8     $  442.6     $  406.8     $  402.8     $  385.1      $  343.8
                                          ----------------------  ----------------------------------------------------------------

Ratio of Earnings to Fixed Charges              9.1X       9.0X         7.8X         7.6X         7.0X         6.7X          6.9X
                                          ======================  ================================================================

1/  The interest portion of rent expense is calculated as one-third of total rents paid.
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